Exhibit 3.1

Amendment No. 2

to

Restated Bylaws

of

Newfield Exploration Company

WHEREAS, the Board of Directors (the “Board”) of Newfield Exploration Company, a Delaware corporation (the “Corporation”), adopted Restated Bylaws of the Corporation as of July 28, 1994 (as amended by Amendment No. 1 thereto adopted by the Board on January 31, 2000, the “Restated Bylaws”); and

WHEREAS, the Board has determined that it is in the best interest of the Corporation to further amend the Restated Bylaws to clarify an ambiguity regarding the vote required for stockholder action;

NOW, THEREFORE, Article II, Section 2 of the Restated Bylaws is hereby amended by deleting the words “Required Vote for Stockholder Action” from the title of such Section and by deleting the words “and the affirmative vote of the holders of a majority of such stock so present or represented at any such meeting at which a quorum is present and entitled to vote on the subject matter being considered shall constitute the act of the stockholders” from the first sentence of such Section.